As filed with the Securities and Exchange Commission on August 3, 2004

                                               Registration Number


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER
                           THE SECURITIES ACT OF 1933

                              Leisure Direct, Inc.
              --------------------------------------------------
              (Exact name of Registrant as specified in Charter)

            Nevada                                       98-033555
      -----------------------------------------------------------------
      (State of Incorporation)            (I.R.S. Employer I.D. Number)


      1070 Commerce Drive, Building II, Suite 303, Perrysburg, OH  43551
      ------------------------------------------------------------------
                   (Address of Principal Executive Offices)

                2004 Employee/Consultant Stock Compensation Plan
               ------------------------------------------------
                              (Full Title of Plan)

                                 John R Ayling
                              1070 Commerce Drive
                             Building II, Suite 303
                             Perrysburg, OH  43551
                                (419) 873-1111
             -------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copy to:
                              ROBERT BRANTL, ESQ.
                               322 Fourth Street
                              Brooklyn, NY 11215
                                (718) 768-6045

                       CALCULATION OF REGISTRATION FEE

                                 Proposed       Proposed
                                 Maximum        Maximum
Title of          Amount         Offering       Aggregate       Amount of
Securities        to be          Price          Offering        Registration
to be Registered  Registered(1)  per Share (2)  Price (2)       Fee
-----------------------------------------------------------------------------

Common Stock,    1,500,000 shares   $.51        $765,000.00       $96.93
$0.001 par value


(1) This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2) The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 1,500,000 shares by $0.51, the closing price of shares of the Common Stock on the 29th day of July, 2004.


                                   PART II


             INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT

Item 3. Incorporation of Documents by Reference.

        Leisure Direct, Inc. is incorporating by reference the following document previously filed with the Securities and Exchange Commission:

        (a) Leisure Direct's Annual Report on Form 10-KSB for the year ended December 31, 2003;

        (b) Leisure Direct's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004;

        (c)  Leisure Direct's Current Report on Form 8-K dated February 2, 2004;

        (d) the description of Leisure Direct's Common Stock contained in its Registration Statement on Form SB-2 (Reg. No. 333-53186).

        Leisure Direct, Inc. is also incorporating by reference all documents hereafter filed by Leisure Direct pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Robert Brantl, Esq., counsel to Leisure Direct, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of Leisure Direct.

Item 6. Indemnification of Directors and Officers.

        Section 78.7502 of the General Corporation Law of the State of Nevada authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section
78.7502 further provides that indemnification shall be provided if the party in question is successful on the merits.

        The Bylaws of Leisure Direct provide that the corporation shall indemnify its directors and officers to the maximum extent provided by the Nevada General Corporation Law.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

4.1     2004 Employee/Consultant Stock Compensation Plan

5       Opinion of Robert Brantl, Esq.

23.1    Consent of Rosenberg Rich Baker Berman & Co., C.P.A., P.A.

23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9. Undertakings.

        Leisure Direct hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Leisure Direct pursuant to the provisions of the Nevada General Corporation Law or otherwise, Leisure Direct has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Leisure Direct of expenses incurred or paid by a director, officer or controlling person of Leisure Direct in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Leisure Direct will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                             REOFFER PROSPECTUS


                            LEISURE DIRECT, INC.

                      1,500,000 Shares of Common Stock


    The shares that are being offered include shares owned by persons who are control persons with respect to Leisure Direct, Inc. by reason of their positions in Leisure Direct's management or their ownership of Leisure Direct stock. They acquired the shares from Leisure Direct, either as the recipients of grants of stock or by exercising stock options issued to them by Leisure Direct.

    The selling shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for Leisure Direct's common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

    Leisure Direct's common stock is listed for trading on the Pink Sheets under the trading symbol "LDTI."

    Purchase of Leisure Direct common stock involves risk. Please see "Risk Factors," which begins on page 2.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                             Leisure Direct, Inc.
                             1070 Commerce Drive
                            Building II, Suite 303
                            Perrysburg, OH  43551


               The date of this prospectus is August 3, 2004


                             TABLE OF CONTENTS

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .-1-

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . .-4-

OTHER AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . .-5-

INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . .-5-


                                RISK FACTORS

    You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

    We may be unable to manage our growth successfully. We plan to rapidly expand the marketing of our products. In order to do so successfully, we will have to contract with and effectively manage our relationships with suppliers, advertisers and other providers. We will also have to hire and train skilled management and technical personnel. In addition, we will have to carefully allocate our financial, management and operational resources. If we are unsuccessful in any of these areas, our business plan may fail.

    Leisure Direct has limited operating experience. Leisure Direct is a four year old company. Because of its limited operating history, Leisure Direct has little historical financial data on which to base its plans for future operations. In particular, Management will have to budget capital investment and expenses based, in large part, on its expectation of future revenues. If those expectations are not met, Leisure Direct is likely to lose money. If it loses too much money, Leisure Direct will have to terminate operations.

     Poor economic conditions may interfere with our business plan. The swimming pool industry is strongly influenced by general economic conditions. The industry tends to experience periods of decline during economic downturns. In addition, because most of our customers finance their pool installations, pool sales are particularly sensitive to interest rate fluctuations and the availability of credit. For these economic reasons, the industry may experience sustained periods of declining sales in the future. Such a decline could have a material adverse effect on Leisure Direct.

     Our financial results will be seasonal, and bad weather may adversely affect our business. Our business is highly seasonal. Historically, approximately 80% of our net sales have been generated in the second and third quarters of the year, which is the peak season for swimming pool installation and use. For this reason, we expect to incur financial losses during the first quarter of each year. In addition, periods of cold weather or rainy weather during our peak sales season could significantly reduce pool purchases and disrupt installation schedules, reducing our sales and our operating profit.

     Widespread competition may hinder our growth. Regional and local manufacturers and installers provide the primary competition for Leisure Direct. In addition, there are a small number of swimming pool companies that compete on a national basis. Barriers to entry in the swimming pool installation industry are relatively low. So any number of new competitors could emerge. A concerted effort by a competitor that is better capitalized than Leisure Direct could prevent us from operating successfully in any given region. If we were thwarted by competition in a number of regions, our business plan could fail.

     We may be unsuccessful in developing a full catalog of product offerings. Our business model depends upon our ability to offer customers a complete selection of products in a wide variety of product categories. At present our product offerings are limited. If we are unable to establish or maintain relationships with suppliers that will enable us to offer a complete selection of brand name products, we will be unable to compete effectively

     We will require additional personnel who are experienced in the pool and spa industry in order to compete successfully. Our Board of Directors and executive officers have very little experience in the pool and spa industry.
The success of our business will depend, therefore, on our ability to hire and retain employees who are experienced and knowledgeable about the pool and spa industry. If we are unable to attract and retain such employees, we will not be able to implement our business plan.

     There is a limited trading market for our common stock. A market for our common stock developed only recently. The stock is very thinly-traded, and large swings in price are common. If you attempt to sell our common stock, you may find it difficult to obtain a price you consider satisfactory.


                            SELLING SHAREHOLDERS

     The table below contains information regarding the individuals who are using this prospectus to offer common shares.

                                                                   Percentage
                               Shares                   Shares     of Class
                               Owned        Number      Owned      Held
Selling                        Before       of Shares   After      After
Shareholder     Position       Offering(1)  Offered     Offering   Offering
-------------------------------------------------------------------------------


                        OTHER AVAILABLE INFORMATION

     Leisure Direct, Inc. is incorporating into this prospectus by reference the following documents previously filed with the Securities and Exchange
Commission:

     (a) Leisure Direct's Annual Report on Form 10-KSB for the year ended December 31, 2003;

     (b) Leisure Direct's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004;

     (c)  Leisure Direct's Current Report on Form 8-K dated February 2, 2004;

     (d) the description of Leisure Direct's Common Stock contained in its Registration Statement on Form SB-2 (Reg. No. 333-53186).

     Leisure Direct is also incorporating into this prospectus by reference all documents hereafter filed by Leisure Direct pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, until the termination of this offering.

     Upon written or oral request, Leisure Direct will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any and all information that has been incorporated into this prospectus by reference. We will provide the information at no cost to the person who requests it. Any such request should be made to John R. Ayling, President, Leisure Direct, Inc., 1070 Commerce Drive, Building II, Suite 303, telephone:
419-873-1111.

     Leisure Direct files with the Securities and Exchange Commission annual, quarterly and current reports, proxy statements and other information, which may
assist you in understanding our company.   In addition, we have filed a
registration statement on Form S-8, including exhibits, with respect to the shares to be sold in the offering.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.


                               INDEMNIFICATION


     Section 78.7502 of the General Corporation Law of the State of Nevada authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 78.7502 further provides that indemnification shall be provided if the party in question is successful on the merits.

     The Bylaws of Leisure Direct provide that the corporation shall indemnify its directors and officers to the maximum extent provided by the Nevada General Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Leisure Direct pursuant to the provisions of the Nevada General Corporation Law or otherwise, Leisure Direct has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Leisure Direct of expenses incurred or paid by a director, officer or controlling person of Leisure Direct in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Leisure Direct will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Leisure Direct, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Perrysburg and the State of Ohio on the 2nd day of August, 2004.

                             LEISURE DIRECT, INC.


                             By:   /s/John R. Ayling
                             ---------------------------------
                                   John R. Ayling
                                   President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following person in the capacities indicated on August 2, 2004.

Name

s/ John R. Ayling
------------------------------------
Chief Executive Officer, Director



s/ Michael D. Slates
------------------------------------
Chief Financial Officer, Chief Accounting Officer, Director


                             INDEX TO EXHIBITS

4.1  2004 Employee/Consultant Stock Compensation Plan

5    Opinion of Robert Brantl, Esq.

23.1 Consent of Rosenberg Rich Baker Berman & Co., C.P.A., P.A.

23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as
     Exhibit 5.


                      *       *       *       *       *

                                                             EXHIBIT 4.1

                       YEAR 2004 EMPLOYEE/CONSULTANT
                          STOCK COMPENSATION PLAN


I. PURPOSE OF THE PLAN.

The purpose of this Plan is to further the growth of Leisure Direct, Inc. and its Subsidiaries (together being the "Company") by allowing the Company to compensate Employee/Consultants and certain other persons who have provided bona fide services to the Company, through the award of Common Stock of the Company.


II. DEFINITIONS.

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1. "Award" means any grant of (i) Common Stock or (ii) options or warrants to purchase Common Stock made under this Plan.

2. "Board of Directors" means the Board of Directors of the Company.

3. "Code" means the Internal Revenue Code of 1986, as amended.

4. "Common Stock" means the Common Stock of the Company.

5. "Date of Grant" means the day the Board of Directors authorized the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective

6. "Employee/Consultant" means any person or entity (i) who has rendered or will render bona fide services to the Company, and (ii) who, in the opinion of the Board of Directors, is in a position to make, or who have previously made, a significant contribution to the success of the Company.

7. "Subsidiary" means any corporation that is a subsidiary with regard to as that term is defined in Section 424(f) of the Code.


III. EFFECTIVE DATE OF THE PLAN.

The effective date of this Plan is July 26, 2004.


IV. ADMINISTRATION OF THE PLAN.

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan and applicable law, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.


V. STOCK SUBJECT TO THE PLAN.

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 1,500,000 shares, which number represents 1,500,000 shares not yet issued under the Plan. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.


VI. PERSONS ELIGIBLE TO RECEIVE AWARDS.

Awards may be granted only to Employees/Consultants who provide bona fide services to the Company, provided only to a Consultant not in connection with market making or capital raising activities.


VII. GRANTS OF AWARDS.

Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Employee/Consultant Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Employee/Consultant will relate, and the terms and conditions upon which an Award may be issued (including, without limitation, the date of exercisability, exercise price and term of any Award which constitutes an option or warrant to purchase Common Stock).


VIII. DELIVERY OF STOCK CERTIFICATES.

As promptly as practicable after authorizing the grant of an Award, the Company shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.


IX. RIGHT TO CONTINUED ENGAGEMENT.

Nothing in this Plan or in the grant of an Award shall confer upon any Employee/Consultant the right to continued engagement by the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any Employee/Consultant or to terminate any consulting relationship at any time.


X. LAWS AND REGULATIONS.

1. The obligation of the Company to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for the Company be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.
2. This Plan is intended to meet the requirements of Rule 16b-3 in order to provide officers and directors with certain exemptions from Section 16(b) of the Securities Exchange Act of 1934, as amended.


XI. TERMINATION OF THE PLAN.

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.


XII. DELIVERY OF PLAN.

A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.


                      *       *       *       *       *

                                                               EXHIBIT 5

                              ROBERT BRANTL, ESQ.
                              322 Fourth Street
                              Brooklyn, NY 11215
                                 718-768-6045

July 29, 2004

Leisure Direct, Inc.
1070 Commerce Drive
Building II, Suite 303
Perrysburg, OH  43551

Gentlemen:

With reference to the Registration Statement on Form S-8 which Leisure Direct, Inc. proposes to file with the Securities and Exchange Commission registering 1,500,000 common shares which may be offered and sold by Leisure Direct, Inc. under the 2004 Employee/Consultant Stock Compensation Plan (the "Shares"), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon issuance therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

                              Yours,


                              /s/Robert Brantl
                              ------------------
                              Robert Brantl

                    *       *       *       *       *




                                                           EXHIBIT 23.1


           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the use in this Registration Statement on Form S-8 of our report dated March 12, 2004 with respect to the financial statements of Leisure Direct, Inc. and Subsidiaries for the years ended December 31,
2003 and 2002.


                               /s/ Rosenberg Rich Baker Berman & Company
                               -----------------------------------------
                               Rosenberg Rich Baker Berman & Company
                               Certified Public Accountants


Bridgewater, New Jersey
July 29, 2004